Exhibit 99.2

ENER1, INC.

Pro Forma Condensed Combined Financial Information
(Unaudited)

The following unaudited pro forma condensed combined financial information and explanatory entries present the combined balance sheets and statements of operations of Ener1, Inc. (“Ener1”) including its consolidated subsidiaries, as if Ener1’s acquisition of approximately 75% of the outstanding capital stock and $9,660,000 face value of convertible bonds and bonds with warrants which can be converted into approximately 8% of the common equity of Enertech International, Inc. (“Enertech”) had occurred as of September 30, 2008 (with respect to the balance sheet) and at the beginning of each respective period presented (with respect to the statement of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007).

The unaudited pro forma condensed combined financial information of Ener1 and Enertech is based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information.  The estimated pro forma adjustments arising from this recently completed acquisition is derived from the preliminary purchase consideration and purchase price allocation and does not necessarily represent the final purchase price allocation.  Ener1 has obtained third-party valuations for certain of the acquired assets and liabilities.

On October 24, 2008, Ener1 acquired approximately 83% of the fully diluted capital stock of Enertech, a manufacturer of lithium-ion battery cells with manufacturing facilities and equipment located in Chungcheongbuk-do, South Korea and Hackensack, New Jersey.  The acquisition was completed pursuant to the Purchase Agreement dated October 16, 2008 (the “Purchase Agreement”).  To effect the acquisition, Ener1 acquired  all of the outstanding capital stock of TVG Asian Communications Fund II, L.P., a limited partnership organized under the laws of the Cayman Islands (“TVGAC”), and Rosebud Securities Limited, an international business company incorporated under the laws of the British Virgin Islands (“Rosebud,” together with TVGAC, the “Sellers”).  TVGAC and Rosebud own the entire equity interest in each of TVG Saehan Holdings, a limited company incorporated under the laws of the Federal Territories of Labuan, Malaysia (“TVG Saehan”), and TVG SEI Holdings, a limited company incorporated under the laws of the British Virgin Islands (“TVG SEI”).  TVG Saehan and TVG SEI own 83% of the fully diluted capital stock of Enertech pursuant to their ownership of Enertech’s common stock, warrants and convertible bonds.  We refer to this transaction as the “Enertech Acquisition.”  The effective date of the acquisition for accounting purposes is October 31, 2008.

At the closing of the Enertech Acquisition, Ener1 paid the Sellers $600,000 in cash and issued to the Sellers 5,000,000 shares of Ener1 common stock and warrants to purchase 2,560,000 shares of Ener1 common stock at an exercise price of $7.50 per share. In addition, Ener1 incurred $499,000 of third party transaction costs for total purchase consideration of $44,170,000.  The warrants are immediately exercisable, contain a cashless exercise provision and expire in October 2010.  Ener1 agreed to file a registration statement to register the resale of the shares issued to the Sellers, as well as the shares issuable upon the exercise of the warrants, within 75 days of the closing of the Enertech Acquisition and to use commercially reasonable efforts to cause the registration statement to become effective within 45 days of filing. Through January 24, 2009, Ener1 could be obligated to pay a make whole cash payment if it issues common stock at a price less than $7.20.

The Enertech Acquisition was accounted for under the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair market value.  The unaudited pro forma combined financial information is based on estimates and assumptions about the fair market value of the assets acquired and liabilities assumed that have been made solely for the purposes of developing such pro forma information.  The estimated pro forma adjustments were derived from the preliminary purchase price allocation and do not necessarily represent the final purchase price allocation.  We have obtained third-party valuations for certain of the acquired assets.  The actual amounts that we record based on our final assessment of the third-party valuations and management’s review may differ materially from the information presented in this unaudited pro forma financial information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the companies actually been combined as of the dates indicated nor do they purport to project the results of operations as of any future date or for any future period.  The financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of Ener1, reflected in its quarterly and annual filings with the Securities and Exchange Commission (the “SEC”) and of Enertech appearing elsewhere in this current report on Form 8-K/A.  In addition, as explained above and more fully in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is preliminary and is subject to adjustment and may vary from the actual purchase price allocation that will be recorded as of the effective date of the Enertech Acquisition.

ENER1, INC.

Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)
As of September 30, 2008

	Historical	Historical
	Ener1 at	Enertech at			Pro Forma
	September 30,	September 30,	Pro Forma		Condensed
	2008 (A)	2008 (B)	Adjustments		Combined
ASSETS
Current assets
Cash and cash equivalents	$18,652	$476	$(600	) (1)	$18,528
Restricted cash	-	2,267	-		2,267
Accounts receivable	2,519	7,328	-		9,847
Inventory	356	9,460	-		9,816
Prepaid expenses and other current assets	1,360	491	(499	) (1)	1,352
Total current assets	22,887	20,022	(1,099)		41,810

Property and equipment, net	12,675	14,740	(109	) (4)	27,306
Investment in Enertech International	-	-	-	(1), (2)	-
Equipment deposits	2,902	-	-		2,902
Intangible assets, net	-	91	1,899	(2)	1,990
Deferred income tax assets	-	47	-		47
Goodwill	23,158	185	25,299	(2), (4)	48,642
Other	268	377	-		645
Total assets	$61,890	$35,462	$25,990		$123,342

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$5,382	$5,359	$-		$10,741
Short term borrowings	-	5,187	-		5,187
Derivatives	-	17	-		17
Capital lease obligations, current portion	1,157	-	-		1,157
Bonds with warrants, current portion	-	1,244	(1,244	) (3)	-
Deferred income tax liabilities	-	5	-		5
Other	-	1,644	-		1,644
Total current liabilities	6,539	13,456	(1,244)		18,751

Convertible bonds, net of current portion	-	9,759	(9,369	) (3)	390
Capital lease obligations, less current portion	2,995	-	-		2,995
Severance benefit	-	1,127	-		1,127
Other	-	86	-		86
Total liabilities	9,534	24,428	(10,613)		23,349

Minority interest	-	-	3,632	(2)	3,632
Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock	1,077	7,065	(7,015	) (1), (2)	1,127
Paid in capital	322,016	7,073	35,948	(1), (2)	365,037
Accumulated deficit	(270,711)	(3,118)	4,052	(2)	(269,777)
Accumulated other comprehensive income	(26)	14	(14	) (2)	(26)
Total stockholders' equity	52,356	11,034	32,971		96,361
Total liabilities and stockholders' equity	$61,890	$35,462	25,990		$123,342

(A) As reported in Ener1's Form 10-Q as of September 30, 2008, filed with the SEC.
(B) As derived from Enertech's unaudited financial information as of September 30, 2008.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Ener1, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2008
(In thousands, except share data)

	Historical	Historical
	Ener1 for	Enertech for			Pro Forma
	September 30,	September 30,	Pro Forma		Condensed
	2008 (A)	2008 (B)	Adjustments		Combined
Net sales	$573	$32,472	$(737	) (5)	$32,308
Cost of sales (including manufacturing depreciation of $2,618)	-	28,678	-		28,678
Gross profit	573	3,794	(737)		3,630

Operating expenses
General and administrative	7,161	3,979	-		11,140
Research and development, net	14,519	35	(737	) (5)	13,817
Impairment charges	-	800	-		800
Depreciation and amortization	559	246	561	(2), (4)	1,366
Total operating expenses	22,239	5,060	(176)		27,123

Income (loss) from operations	(21,666)	(1,266)	(561)		(23,493)

Other income (expense):
Interest expense	(11,730)	(1,067)	1,104	(10)	(11,693)
Interest income	341	74	-		415
Other	61	10	-		71
Gain on derivative liabilities	3,936	79	-		4,015
Loss on foreign currency transactions	-	(1,553)	-		(1,553)
Total other expense	(7,392)	(2,457)	1,104		(8,745)

Income (loss) before income taxes	(29,058)	(3,723)	543		(32,238)
Income taxes	-	(268)	-		(268)
Net income (loss) before minority interest	(29,058)	(3,991)	543		(32,506)
Minority interest	(1,495)	-	586	(7)	(909)

Net income (loss)	$(30,553)	$(3,991)	$1,129		$(33,415)

Preferred stock dividends	-	-	-		-

Net income (loss) attributable to common shareholders	$(30,553)	$(3,991)	$1,129		$(33,415)

Weighted Average shares outstanding	100,601		5,000	(9)	105,601

Net income (loss) per share-basic and diluted	$(0.30)				$(0.32)

(A) As reported in Ener1's Form 10-Q as of September 30, 2008, filed with the SEC.
(B) As derived from Enertech's unaudited financial information as of September 30, 2008.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Ener1, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2007
(In thousands, except share data)

	Historical	Historical
	Ener1 for	Enertech for			Pro Forma
	December 31,	December 31,	Pro Forma		Condensed
	2007 (A)	2007 (B)	Adjustments		Combined
Net sales	$280	$58,418	$(288	) (6)	$58,410
Cost of sales (including manufacturing depreciation of $3,864)	-	49,147	-		49,147
Gross profit	280	9,271	(288)		9,263

Operating expenses
General and administrative	8,265	5,518	-		13,783
Research and development, net	11,948	94	(288	) (6)	11,754
Warrant modification expense	583	-	-		583
Depreciation and amortization	530	394	749	(2), (4)	1,673
Total operating expenses	21,326	6,006	461		27,793

Income (loss) from operations	(21,046)	3,265	(749)		(18,530)

Other income (expense):
Interest expense	(17,233)	(1,631)	1,537	(11)	(17,327)
Interest income	121	293	-		414
Other	(14)	147	-		133
Loss on derivative liabilities	(11,537)	(103)	-		(11,640)
Gain on foreign currency transactions	-	267			267
Total other expense	(28,663)	(1,027)	1,537		(28,153)

Income (loss) before income taxes	(49,709)	2,238	788		(46,683)
Income taxes	-	(167)	-		(167)
Net income (loss) before minority interest	(49,709)	2,071	788		(46,850)
Minority interest	(2,001)	(43)	(486	) (8)	(2,530)

Net income (loss)	$(51,710)	$2,028	$302		$(49,380)

Preferred stock dividends	(10,227)	-	-		(10,227)

Net income (loss) attributable to common shareholders	$(61,937)	$2,028	$302		$(59,607)

Weighted Average shares outstanding	72,922		5,000	(9)	77,922

Net income (loss) per share-basic and diluted	$(0.85)				$(0.76)

(A) As reported in Ener1's Form 10-KSB for the year ended December 31, 2007 as filed with the SEC.
(B) As derived from Enertech's audited financial statements for the year ended December 31, 2007 filed herewith.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

ENER1, INC.

Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Overview

The pro forma data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Enertech Acquisition had been consummated at the beginning of each period.  The pro forma adjustments reflect only those adjustments which are factually determinable and do not include the impact of contingencies, if any, which will not be known until the contingency is resolved.  The pro forma data presented reflect the preliminary purchase consideration and preliminary purchase price allocation and do not necessarily represent the final purchase price allocation.  Ener1 has obtained third-party valuations for certain of the acquired assets.

Enertech International, Inc.

The amounts preliminarily assigned to Enertech’s identifiable intangible assets acquired are based on their respective fair values determined as of the acquisition date.  The excess of the purchase price over the fair value of tangible and identifiable intangible assets and liabilities will be recorded as goodwill and is estimated to total approximately $25 million.  In accordance with current accounting standards, the goodwill is not amortized and will be tested for impairment as required by Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

A summary of the preliminary purchase price allocation as of October 31, 2008 is as follows (in thousands):

Estimated Purchase Consideration:
Cash	$600
Common stock and additional paid in capital	36,825
Warrants to purchase common stock	6,246
Transaction costs	499
Total Estimated Purchase Consideration	$44,170
Preliminary Allocation of Purchase Consideration:
Assets:
Current assets	$21,433
Property and equipment	15,376
Other assets	361
Identifiable intangible assets	2,018
Goodwill	25,299
Total assets	64,487
Liabilities:
Current liabilities	14,246
Long term liabilities	2,439
Total liabilities	16,685
Minority interest	3,632
Total purchase price	$44,170

Current assets acquired from Enertech relate primarily to cash and restricted deposits, accounts receivables and inventories.  Ener1 has evaluated Enertech’s identifiable intangible assets with the assistance of independent valuation consultants and has assigned $1,899,000 of value to customer relationships and technology.

Current liabilities primarily relate to accounts payable and accrued expenses and long term liabilities primarily represent severance benefits.

No adjustments for income taxes have been reflected in the unaudited pro forma condensed combined financial statements of operations as the consolidated pro forma result was a loss for the respective periods.

Pro Forma Adjustments
The adjustments to the pro forma condensed combined financial statements as of September 30, 2008 and for the nine month period then ended and the year ended December 31, 2007 are as follows:

(1) Adjustments to record estimated purchase consideration including cash of $600,000, transaction fees of $499,000 for legal, accounting, tax due diligence and closing cost expenses, common stock and warrants issued.

Adjustment to record common stock of $50,000 and additional paid in capital of $36,775,000 related to the issuance of 5,000,000 shares of Ener1 common stock at a value of approximately $7.37 per share using the average closing stock price five days before and five days after the acquisition was announced.  Shares of Ener1 common stock issued in the Enertech Acquisition were valued in accordance with SFAS No. 141, Business Combinations and Emerging Issues Task Force 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.

Adjustment to record paid in capital of $6,246,000 related to the issuance of warrants to purchase 2,560,000 shares of Ener1 common stock at an exercise price of $7.50 per share.  The warrants issued in the acquisition were valued using a Black Scholes pricing model utilizing the following key assumptions: (1) volatility of 95.24%; (2) expected term of 1 year; (3) discount rate of 1.57% and (4) zero expected dividends.

(2)  Adjustments to record the preliminary allocation of purchase consideration including goodwill of $25,299,000, representing the amount by which the purchase price consideration exceeds the fair value of the assets acquired and the liabilities assumed.

Adjustment to record the fair value of identifiable intangible assets acquired totaling $1,899,000 consisting of customer relationships and new technology.  The allocation of the purchase price to identifiable intangible assets acquired is based on third-party valuations and determination that such identifiable intangible asset met the separate recognition criteria of SFAS No. 141, Business Combinations.  The customer relationships were valued at $851,000 and the new technology was valued at $1,048,000 with estimated remaining useful lives of 2.2 years and 4.2 years respectively.

Represents the increase in amortization expense, for the nine month period ended September 30, 2008 and the year ended December 31, 2007, as a result of recording the preliminary fair value of the identifiable intangible assets.

Adjustment to Enertech’s historical data to eliminate $11,034,000 of total stockholders’ equity.

Establish Ener1’s minority interest in Enertech and eliminate investment in the Enertech subsidiary.

(3) Eliminate Ener1’s ownership percentage in the debt assumed in the Enertech acquisition consisting of bonds with warrants and convertible bonds.

(4) Represents the increase in land and decrease in building as a result of adjusting acquired assets of Enertech to fair value and a decrease in depreciation expense for the nine month period ended September 30, 2008 and the year ended December 31, 2007, as a result of recording the preliminary fair value of the building.

(5) Adjustment to reduce net sales for intercompany transactions relating to purchases by Ener1 of products from Enertech during the nine month period ended September 30, 2008.

(6) Adjustment to reduce net sales for intercompany transactions relating to purchases by Ener1 of products from Enertech during the year ended December 31, 2007.

(7) Minority interest reflects an adjustment for the allocable portion of pro forma losses before majority interest in Enertech during the nine month period September 30, 2008.

(8) Minority interest reflects an adjustment for the allocable portion of pro forma losses before majority interest in Enertech during the year ended December 31, 2007.

(9) Adjustment to record the weighted impact of the 5,000,000 shares of Ener1 common stock issued in connection with the Enertech Acquisition.

(10) Adjustment to reduce interest and discount expense for intercompany transactions relating to convertible bonds and bonds with warrants owned by Ener1 during the nine month period ended September 30, 2008.

(11) Adjustment to reduce interest and discount expense for intercompany transactions relating to convertible bonds and bonds with warrants owned by Ener1 during the year ended December 31, 2007.

Exchange rates used for translation of Korean Won into US dollars included a spot rate of $0.000847 at September 30, 2008 and average rates of $0.000992 and $0.001081 for the nine month period ended September 30, 2008 and the year ended December 31, 2007, respectively.